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Exhibit 21

INTEL CORPORATION
SUBSIDIARIES (All 100% Owned)

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Components Intel de Costa Rica, S.A.	Costa Rica
Dialogic Corporation	New Jersey, USA
DSP Communications, Inc.	Delaware, USA
DSPC Telecommunications Limited	Israel
GIGA Denmark Aps	Denmark
Intel Americas, Inc.	Delaware, USA
Intel Asia Finance Limited	Cayman Islands
Intel Commodities Limited	Cayman Islands
Intel Corporation (U.K.) Limited	England and Wales
Intel Electronics Finance Limited	Cayman Islands
Intel Electronics Limited	Israel
Intel International	California, USA
Intel International B.V.	Netherlands
Intel Ireland Limited	Cayman Islands
Intel Kabushiki Kaisha	Japan
Intel Massachusetts, Inc.	Delaware, USA
Intel Online Services, Inc.	Delaware, USA
Intel Overseas Corporation	California, USA
Intel Overseas Funding Corporation	Cayman Islands
Intel Products (M) Sdn. Bhd.	Malaysia
Intel Puerto Rico Limited	Cayman Islands
Intel Semiconductor Limited	Delaware, USA
Intel Technology Finance Limited	Cayman Islands
Intel Technology Phils., Inc.	Philippines
Intel Technology Sdn. Berhad	Malaysia
Level One Communications, Inc.	Delaware, USA
Mission College Investments Limited	Cayman Islands
Xircom, Incorporated	California, USA

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  Exhibit 21